EXHIBIT 99.1

Strategic Progress, TARP Retirement Create Momentum for First Horizon in 2011

MEMPHIS, Tenn., Jan. 21, 2011 (GLOBE NEWSWIRE) -- First Horizon National Corp. (NYSE:FHN) made strategic progress in 2010, showing significantly improved business and credit results, repurchasing its TARP preferred shares and successfully raising capital in the equity and debt markets. In the fourth quarter, positive pre-tax income of $13 million was more than offset by $63 million in costs related to our TARP shares and their retirement, resulting in a diluted loss per share of $0.20. The company recently announced a return to a quarterly cash dividend of $0.01 a share.

"We are excited about our progress in 2010," said Bryan Jordan, First Horizon's CEO. "We reached a number of milestones, and we see momentum building as we enter 2011. We returned to profitability. We retired TARP while keeping our capital position strong. We significantly improved credit quality. We invested in technology that will improve the experience of our customers and employees as well as improve productivity and efficiency.

"Our priorities for 2011 include growing our business by developing and deepening relationships with our customers, improving our efficiency ratio, effectively deploying capital, continuing to improve credit quality and focusing on the future by remaining nimble and fast in making decisions and responding to our customers' needs and changes in the market."

Financial Results

  Fourth quarter net income available to common shareholders was a loss of $49 million, including an aggregate negative impact of $63 million related to our TARP shares and their retirement. Diluted EPS was a loss of $0.20.
  Repurchase of $867 million of TARP CPP Preferred Stock on Dec. 22 followed completion of successful stock and debt offerings in which the company raised more than $750 million. First Horizon repaid taxpayers' $867 million investment and provided them a return on that investment through more than $91 million in cash dividends paid over the last two years.
  2010 net income available to common shareholders was a loss of $57.8 million. Diluted EPS was a loss of $0.25.
Key Performance Ratios & Other Data				4Q10 Change vs.
(Shares in thousands)/(Unaudited)	4Q10	3Q10	4Q09	3Q10	4Q09
Diluted EPS (a)	$(0.20)	$0.07	$(0.30)	NM	32%
Diluted shares (a)	239,095	238,867	234,458	*	2%
Period-end shares outstanding (a)	263,366	237,061	236,098	11%	12%
Return on average assets (annualized)	0.27%	0.52%	(0.79)%
Return on average common equity (annualized)	(8.59)%	2.86%	(12.25)%
Net interest margin (b)	3.18%	3.23%	3.19%
Efficiency ratio (c)	88.70%	79.48%	89.33%
FTE employees	5,435	5,506	5,731	(1)%	(5)%
NM - Not meaningful
* Amount is less than one percent.
(a) Shares restated for stock dividends distributed through January 1, 2011.
(b) Net interest margin is computed using total net interest income adjusted for FTE. Refer to the Non-GAAP to GAAP Reconciliation at the end of this release.
(c) Noninterest expense divided by total revenue excluding securities gains/(losses).

Core business strength

  Pre-tax income for our core segments of regional banking, capital markets and corporate in the fourth quarter was $89 million, up 14 percent from third quarter's $77 million. Quarterly consolidated pre-tax income was $13 million for the fourth quarter.
  2010's full-year pre-tax income for our core segments was $257 million, a 76 percent increase from 2009's pre-tax income for those segments of $146 million. Annual consolidated pre-tax income was $49 million for 2010.
  Regional banking's average core deposits were up 15 percent in 2010 compared to 2009. Loans were down 1 percent year-over-year, though pipelines seem to be stabilizing and new consumer loan production was up 5 percent.
  Capital markets' average daily revenues for 2010 remained strong at $1.6 million -- down from the record levels of 2009 -- as market conditions continue to moderate.
  In 2010 corporate narrowed its pre-tax loss by $15.4 million over 2009 in part by realizing gains from the sale of securities, a reduction in restructuring and repositioning charges and expense reversals.
Income Statement Highlights				4Q10 Change vs.
(Thousands)/(Unaudited)	4Q10	3Q10	4Q09	3Q10	4Q09
Net interest income	$182,236	$186,143	$189,894	(2)%	(4)%
Noninterest income	195,269	251,140	247,108	(22)%	(21)%
Securities gains/(losses), net	15,681	(2,928)	(911)	NM	NM
Total revenue	393,186	434,355	436,091	(9)%	(10)%
Noninterest expense	334,837	347,550	390,356	(4)%	(14)%
Provision for loan losses	45,000	50,000	135,000	(10)%	(67)%
Income/(loss) before income taxes	13,349	36,805	(89,265)	(64)%	NM
Provision/(benefit) for income taxes	(3,959)	3,095	(38,111)	NM	90%
Income/(loss) from continuing operations	17,308	33,710	(51,154)	(49)%	NM
Income/(loss) from discontinued operations, net of tax	--	--	(1,690)	NM	NM
Net income/(loss)	17,308	33,710	(52,844)	(49)%	NM
Net income attributable to noncontrolling interest	2,840	2,875	2,839	(1)%	*
Net income/(loss) attributable to controlling interest	14,468	30,835	(55,683)	(53)%	NM
Preferred stock dividends	63,154	14,960	14,897	NM	NM
Net income/(loss) available to common shareholders	$(48,686)	$15,875	$(70,580)	NM	31%
NM - Not meaningful
* Amount is less than one percent.

Continued improvement in credit quality

  In the fourth quarter, net charge-offs were down 10 percent from the third quarter, non-performing assets were down 9 percent, and provision expense dropped 10 percent.
  Year-over-year, net charge-offs were down 45 percent, non-performing assets were down 20 percent, and our provision expense dropped nearly 70 percent.
  Non-strategic loans continued to run off and results improved as provision in the segment decreased to $178 million in 2010 from $574 million in 2009.
Asset Quality Highlights				4Q10 Change vs.
(Dollars in Thousands)/(Unaudited)	4Q10	3Q10	4Q09	3Q10	4Q09
Allowance for loan losses	$664,799	$719,899	$896,914	(8)%	(26)%
Allowance / period-end loans	3.96%	4.22%	4.95%
Net charge-offs	$100,100	$111,370	$182,851	(10)%	(45)%
Net charge-offs (annualized) / average loans	2.38%	2.63%	4.00%
Non-performing assets (NPA)	$836,502	$919,242	$1,051,393	(9)%	(20)%
NPA % (a)	4.48%	5.00%	5.56%
(a) NPAs related to the loan portfolio over period-end loans plus foreclosed real estate and other assets.

Expenses

  Consolidated expenses in the fourth quarter declined 4 percent from the third quarter. Expenses in our non-strategic segment were down 9 percent from third quarter to fourth quarter as we continue to wind down these businesses.
  Expenses for the full year in 2010 were down 13 percent compared to 2009.

Strong capital position

  Capital ratios remain among the best in the industry, giving us the flexibility to take advantage of internal and external opportunities.
Balance Sheet Highlights & Capital Ratios				4Q10 Change vs.
(Period End, Dollars in Thousands)/(Unaudited)	4Q10	3Q10	4Q09	3Q10	4Q09
Total loans, net of unearned income	$16,782,572	$17,059,489	$18,123,884	(2)%	(7)%
Total deposits	15,208,231	14,975,920	14,867,215	2%	2%
Total assets	24,698,952	25,384,181	26,068,678	(3)%	(5)%
Total liabilities	22,020,947	22,077,293	22,766,210	*	(3)%
Total equity	2,678,005	3,306,888	3,302,468	(19)%	(19)%
Book value per common share	$9.05	$9.28	$9.35
Tangible book value per common share (a)	$8.31	$8.45	$8.49
Tangible common equity/tangible assets (a)	8.93%	7.96%	7.75%
Tier 1 capital ratio (b)	13.96%	17.34%	16.39%
* Amount is less than one percent.
(a) Refer to the Non-GAAP to GAAP Reconciliation at the end of this release.
(b) Current quarter is an estimate.

Use of non-GAAP measures

Certain measures are included in the text and tables of this release that are non-GAAP, meaning they are not presented in accordance with generally accepted accounting principles (GAAP) in the U.S. FHN's management believes such measures are relevant to understanding the capital position and results of the company. The non-GAAP items presented in this release are tangible common equity to tangible assets, tangible book value per common share, net interest margin computed using net interest income adjusted for FTE, results for core business segments. These measures are reported to FHN's management and board of directors through various internal reports. Additionally, disclosure of the non-GAAP capital ratios provides a meaningful base for comparability to other financial institutions as these ratios have become an important measure of the capital strength of banks as demonstrated by the inclusion in the stress tests administered by the United States Treasury Department under the Capital Assistance Program. Non-GAAP measures are not formally defined by GAAP or codified in the federal banking regulations, and other entities may use calculation methods that differ from those used by FHN. The reconciliation of non-GAAP to GAAP measures and presentation of the most comparable GAAP items is contained in the following table.

NON-GAAP to GAAP RECONCILIATION
Quarterly, Unaudited

(Period End, Dollars in Thousands)		4Q10	3Q10	4Q09
Tangible Common Equity (Non-GAAP)
(A) Total equity (GAAP)		$2,678,005	$3,306,888	$3,302,468
Less: Preferred stock capital surplus - CPP		--	810,974	798,685
Less: Noncontrolling interest (a)		295,165	295,165	295,165
(B) Total common equity		2,382,840	2,200,749	2,208,618
Less: Intangible assets (GAAP) (b)		195,061	196,443	203,783
(C) Tangible common equity (Non-GAAP)		$2,187,779	$2,004,306	$2,004,835

Tangible Assets (Non-GAAP)
(D) Total assets (GAAP)		$24,698,952	$25,384,181	$26,068,678
Less: Intangible assets (GAAP) (b)		195,061	196,443	203,783
(E) Tangible assets (Non-GAAP)		$24,503,891	$25,187,738	$25,864,895

Period-end Shares Outstanding
(F) Period-end shares outstanding		263,366	237,061	236,098

Ratios
(C)/(E) Tangible common equity to tangible assets (TCE/TA) (Non-GAAP)		8.93%	7.96%	7.75%
(A)/(D) Total equity to total assets (GAAP)		10.84%	13.03%	12.67%
(C)/(F) Tangible book value per common share (Non-GAAP)		$8.31	$8.45	$8.49
(B)/(F) Book value per common share (GAAP)		$9.05	$9.28	$9.35

Net interest income adjusted for impact of FTE (Non-GAAP)
Total Consolidated
Net interest income (GAAP)		$182,236	$186,143	$189,894
Fully taxable equivalent ("FTE") adjustment		1,048	789	394
Net interest income adjusted for impact of FTE (Non-GAAP)		$183,284	$186,932	$190,288

Pre-tax Income/(Loss) for "Core" Businesses	4Q10	3Q10	2010	2009
Regional Banking	$60,423	$48,777	$135,252	$(94,321)
Capital Markets	23,531	43,101	127,182	261,585
Corporate	4,637	(14,410)	(5,602)	(20,971)
Total "Core" Pre-tax Income (Non-GAAP)	$88,591	$77,468	$256,832	$146,293
Non-Strategic	(75,242)	(40,663)	(207,435)	(566,827)
Consolidated Pre-tax Income/(Loss) (GAAP)	$13,349	$36,805	$49,397	$(420,534)
(a) Included in total equity on the consolidated balance sheet.
(b) Includes goodwill and other intangible assets, net of amortization.

Other information

This press release contains forward-looking statements involving significant risks and uncertainties. A number of important factors could cause actual results to differ materially from those in the forward-looking information. Those factors include general economic and financial market conditions, including expectations of and actual timing and amount of interest rate movements including the slope of the yield curve, competition, customer and investor responses to these conditions, ability to execute business plans, geopolitical developments, recent and future legislative and regulatory developments, natural disasters and items already mentioned in this press release, as well as critical accounting estimates and other factors described in FHN's recent filings with the SEC. FHN disclaims any obligation to update any such factors or to publicly announce the result of any revisions to any of the forward-looking statements included herein or therein to reflect future events or developments.

FHN provides additional disclosure and discussion related to FHN's earnings and business segment performance through a financial supplement and slide presentation, which will be available on FHN's website at www.fhnc.com.

Management will host a conference call at 8:30 a.m. Central Time today to review earnings and performance trends. Callers wishing to participate in the call may dial toll-free starting at 8:15 a.m. Central Time by dialing 877-303-6618 (international participants dial 224-357-2205). The conference will also be webcast live through First Horizon's website and will be accompanied by a slide presentation. To access the webcast and the slide presentation, visit the investor relations section of www.fhnc.com.  A replay of the call will be available from noon Central Time until 11:59 p.m. Jan. 28 by calling 800-642-1687 or 706-645-9291. The passcode is 35005986. The event also will be archived and made available beginning at midnight Central Time tonight in the investor relations section of First Horizon's website at www.fhnc.com. For four weeks from the press release date, FHN will respond to individual requests for clarification of the provided disclosures. However, we will make every effort not to provide, and you should not expect to receive, material non-public information as that term is defined in the SEC Regulation FD. Without limiting the foregoing, after the conference call and except for the guidance expressed or implied herein or therein, we will not provide any earnings guidance, directly or indirectly, express or implied.

About First Horizon

The 5,400 employees of First Horizon National Corp. (NYSE:FHN) provide financial services through more than 180 bank locations in and around Tennessee and 18 FTN Financial Group offices in the U.S. and abroad. First Tennessee has the leading combined market deposit share in the counties where it does business and one of the highest customer retention rates of any bank in the country. FTN Financial is an industry leader in fixed income sales, trading and strategies for institutional clients in the U.S. and abroad. FHN has been recognized as one of the nation's best employers by AARP and Working Mother magazines. More information is available at www.fhnc.com.

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CONTACT: First Horizon Contacts
         Investor Contact
         Aarti Bowman, (901)523-4017
         Media Contact
         Kim Cherry, (901)523-4380